Exhibit 99.1

Quest Diagnostics adds Vicky Gregg to Board of Directors

MADISON, N.J., July 23, 2014 /PRNewswire/ -- Quest Diagnostics (NYSE:DGX), the world's leading provider of diagnostic information services, today announced that its Board of Directors has elected Vicky Gregg to serve as a director, effective immediately, expanding the Board to 10 members.
Ms. Gregg served as the Chief Executive Officer of Chattanooga-based Blue Cross Blue Shield of Tennessee from 2003 through December 2012. Prior to being elected CEO, she served in a number of other leadership roles, including President and Chief Operating Officer. Before that, she held a series of senior roles at Humana Health Plans. Ms. Gregg is a noted national expert in health information technology and was appointed to the U.S. National Institutes of Health Commission on Systemic Interoperability in 2004.
"During Vicky’s tenure as CEO, Blue Cross Blue Shield of Tennessee substantially grew revenues, membership and market share,” said Steve Rusckowski, President and CEO, Quest Diagnostics. "Her deep experience in healthcare from a payer’s perspective will strengthen our Board and her insights will bolster our efforts to restore growth and drive operational excellence."
Daniel C. Stanzione, Ph.D., Chairman of the Board of Directors of Quest Diagnostics, added: "Vicky Gregg brings expertise in health policy, strategy, operations and health information technology that will be helpful to our company. We are delighted that she will serve on our Board."
A nurse by training, Vicky Gregg currently serves on the Boards of Team Health, First Horizon, TriZetto and the Electric Power Board of Chattanooga . Previously, she served on several national boards, including America’s Health Insurance Plans (Chair 2010-2011), the BlueCross BlueShield Association, the National Institute for Healthcare Management (Chair 2012), and the Healthcare Leadership Council.
About Quest Diagnostics
Quest Diagnostics is the world's leading provider of diagnostic information services needed to make better healthcare decisions. The company offers the broadest access to diagnostic information services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com. Follow us at Facebook.com/QuestDiagnostics and Twitter.com/QuestDX.
Photo: http://photos.prnewswire.com/prnh/20140723/129949
For further information: Dan Haemmerle (investors) at 973-520-2900 and Wendy Bost (media) at 973-520-2800.